EXHIBIT 10.1

AMENDMENT NO. 2 TO CREDIT AGREEMENT

AMENDMENT NO. 2 TO CREDIT AGREEMENT (this “Amendment”), dated as of March 16, 2012, by and among AVID TECHNOLOGY, INC., a Delaware corporation (“Avid”), AVID TECHNOLOGY INTERNATIONAL B.V., a Netherlands private limited liability company, acting through its duly established Irish branch (“Avid Ireland” and together with Avid, each individually a “Borrower” and collectively, “Borrowers”), PINNACLE SYSTEMS, INC., a California corporation (“Pinnacle”), AVID GENERAL PARTNER B.V., a Netherlands private limited liability company (besloten vennootschap) acting for itself and in its capacity as general partner (beherend vennoot) of Avid Technology C.V. (“Avid GP” and together with Pinnacle, each individually a “Guarantor” and collectively, “Guarantors”), the lenders identified on the signature pages hereto (together with their respective successors and assigns, each a “Lender” and collectively, the “Lenders”), and WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, Agent, Lenders, Borrowers and Guarantors have entered into financing arrangements pursuant to which Lenders (or Agent on behalf of Lenders) have made and provided and may hereafter make and provide loans, advances and other financial accommodations to Borrowers as set forth in the Credit Agreement, dated October 1, 2010, as amended by Amendment No. 1 to Credit Agreement, dated as of August 16, 2011, by and among Agent, Lenders, Borrowers and Guarantors (as the same may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Credit Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Credit Agreement and this Amendment, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Loan Documents”);

WHEREAS, Borrowers have requested that Agent and Lenders make certain amendments to the Credit Agreement, and Agent and Lenders are willing to make such amendments, subject to terms and conditions set forth herein; and

WHEREAS, by this Amendment, Borrowers, Guarantors, Agent and Lenders desire and intend to evidence such amendments;

NOW THEREFORE, in consideration of the foregoing, and the respective agreements and covenants contained herein, the parties hereto agree as follows:

1.Definitions. Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

2.Letters of Credit. Section 2.10(b) of the Credit Agreement is hereby amended by deleting clause (iv) from such Section in its entirety and replacing it with the following:

“(iv) the Irish Letter of Credit Usage would exceed $5,000,000,”.

3.Conditions Precedent. This Amendment shall become effective on the first date upon which each of the following conditions precedent has been satisfied in a manner satisfactory to Agent:

(a)Agent shall have received this Amendment, duly authorized, executed and delivered by Borrowers, Guarantors and the Required Lenders; and

(b)on the date of this Amendment and after giving effect hereto, no Default or Event of Default shall exist or shall have occurred and be continuing.

4.Representations, Warranties and Covenants. Each Borrower and Guarantor hereby represents and warrants to the Lender Group the following (which shall survive the execution and delivery of this Amendment), the truth and accuracy of which representations and warranties are a continuing condition of the making of Advances and providing Letters of Credit to Borrowers:

(a)each Loan Party (i) is duly organized and existing and in good standing (or the applicable equivalent under local law) under the laws of the jurisdiction of its organization, and in the case of Avid Ireland, is a duly established branch of a Netherlands private limited liability company pursuant to and in accordance with the European Communities (Branch Disclosures) Regulations 1993 of Ireland, (ii) is qualified to do business in any state or other jurisdiction where the failure to be so qualified could reasonably be expected to result in a Material Adverse Change, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Amendment and to carry out the transactions contemplated hereby.

(b)this Amendment has been duly executed and delivered by each Loan Party and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally;

(c)the execution, delivery, and performance by each Loan Party of this Amendment has been duly authorized by all necessary action on the part of such Loan Party;

(d)as to each Loan Party, the execution, delivery, and performance by such Loan Party of this Amendment do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to such Loan Party, the Governing Documents of such Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on such Loan Party, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of such Loan Party except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Change, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of such Loan Party, other than Permitted Liens, or (iv) require any approval of such Loan Party's interestholders or any approval or consent of any Person under any Material Contract of such Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change;

(e)the execution, delivery, and performance by each Loan Party of this Amendment and the consummation of the transactions contemplated hereby do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect;

(f)the representations and warranties of the Loan Parties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except, that, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof as though made on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date); and

(g)as of the date hereof, no Default or Event of Default exists or has occurred and is continuing.

5.Effect of this Agreement. Except as expressly amended pursuant hereto, no other changes, waivers or modifications to the Loan Documents are intended or implied, and in all other respects the Loan Documents are hereby specifically ratified and confirmed by all parties hereto as of the date hereof. To the extent that any provision of the Credit Agreement or any of the other Loan Documents are inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control.

6.Further Assurances. Borrowers and Guarantors shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent to effectuate the provisions and purposes hereof.

7.Governing Law. The validity of this Amendment, the construction, interpretation and enforcement hereof, and the rights of the parties hereto with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed in accordance with the laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

8.Binding Effect. This Amendment shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto.

9.Counterparts; Electronic Execution. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the day and year first above written.

BORROWERS:

AVID TECHNOLOGY, INC.

By:	/s/ Ken Sexton

Name:	Ken Sexton

Title:	Chief Financial Officer

AVID TECHNOLOGY INTERNATIONAL B.V.

By:	/s/ Ken Sexton

Name:	Ken Sexton

Title:	Managing Director

GUARANTORS:

PINNACLE SYSTEMS, INC.

By:	/s/ Ken Sexton

Name:	Ken Sexton

Title:	President

AVID GENERAL PARTNER B.V. acting for itself and in its capacity of general partner (beherend vennoot) of Avid Technology C.V.

By:	/s/ Ken Sexton

Name:	Ken Sexton

Title:	Managing Director

AGENT AND LENDERS:

WELLS FARGO CAPITAL FINANCE, LLC, as Agent
and a Lender

By:	/s/ Willis A. Williams

Name:	Willis A. Williams

Title:	Vice President